EXHIBIT 99.1

FOR IMMEDIATE RELEASE Date Submitted: January 29, 2008 NASDAQ Symbol: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

WILLIAMS NAMED CONTROLLER OF FIRSTBANK CORPORATION

Alma, Michigan (FBMI) — Samuel G. Stone, Executive Vice President and Chief Financial Officer of Firstbank Corporation, announced that Paul C. Williams has been named Controller of the corporation.

Williams has over 18 years of accounting and finance experience with major publicly traded bank holding companies. Most recently he served as Vice President & Chief Financial Officer for Ionia County National Bank. Other positions Williams has held include Assistant Vice President & Controller for West Michigan Community Bank, Senior Accountant for First of America Bank, Corporate Accounting Officer for Old Kent Bank & Trust, and Financial Accountant for Old Kent Bank — Southwest.

Mr. Stone stated, “Paul has extensive experience in financial management, reporting and control, and audit. He was a valuable member of the ICNB management team, and we are glad he has been with us through the acquisition process. Rich Rice, who has held the Controller position since 2004, has been named Vice President – Accounting and Operations and will continue responsibilities in finance and accounting areas as well as expand responsibility in other areas of operations. The additional expertise Paul brings to our company will help us accommodate the increasing complexity of financial reporting and control as well as maintain the financial and operational management capacity to continue expansion.”

Williams’ education credentials include earning a B.B.A. degree from Western Michigan University and graduating from the Graduate School of Banking.

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 52 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.